Exhibit 10.4

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the [date]

BETWEEN

(1)	AON PLC, a public limited company incorporated in Ireland with company number 604607 whose registered office is at Metropolitan Building, James Joyce Street, Dublin 1, Ireland (the Company); and

(2)	[name] (the Director).

WHEREAS

A.

The Aon group of companies (the Group) has re-domiciled from the United Kingdom to Ireland through the insertion of Aon plc, an Irish registered company, as the new holding company of the Group pursuant to a court-approved scheme of arrangement under English law (the Re-domiciliation).

B.

The Company has determined that it is in the best interest of the Company to provide the indemnification, to the fullest extent permitted by Irish law, and advancement of expenses set forth below in order to induce the Director to serve as a member of the board of directors of the Company.

C.

The Director is willing to serve as a member of the board of directors of the Company and, as partial consideration for agreeing to do so, the Company has agreed to enter into this Deed with the Director.

NOW, IN CONSIDERATION OF THE COVENANTS CONTAINED HEREIN, THIS DEED WITNESSETH as follows:

1.    Subject to clauses 2, 7 and 8 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and hold the Director harmless in respect of all actual, threatened, pending or completed claims, actions, proceedings, inquiries, hearings and investigations, whether civil, criminal, regulatory, administrative or investigative and whether formal or informal (including, but not limited to, the investigation, defense, settlement or appeal of any of the foregoing) (Claims), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (Losses), whether instigated, imposed or incurred under the laws of Ireland or the law of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries (as defined in section 7 of the Act) (the Subsidiaries) for the time being (together referred to in this Deed as Group Companies), subject to the remaining provisions of this Deed. In this Deed the Act means the Irish Companies Act 2014, including any modification or re-enactment of it for the time being in force.

2.    The indemnity in clause 1 of this Deed shall be deemed not to provide for, or entitle the Director to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Act and, in particular, to the extent the liability attaches to the Director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Director to the Company or any of its Subsidiaries; or

(b)

any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Director:

(i)	in defending any criminal proceedings in which he is convicted; or

(ii)	in defending any civil proceedings brought by the Company, or any of its Subsidiaries, in which judgment is given against him; or

where, in any such case, any such conviction, judgment or refusal of relief has become final.

3.    Subject to clause 7, without prejudice to the generality of and in addition to the indemnity set out in clause 1 of this Deed, the Company shall, to the fullest extent permitted by law, indemnify and hold the Director harmless on an ‘as incurred’ basis against all legal and other costs, charges and expenses reasonably incurred:

(a)	in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any of its Subsidiaries; and

(b)

in defending himself in any investigation into the affairs of the Company or any of its Subsidiaries by any judicial, governmental, regulatory or other body or against any action proposed to be taken by any such authority, provided that the Director agrees that the indemnity provided for in this clause 3 shall not extend to any such legal and other costs, charges and expenses incurred by the Director:

(i)	in defending criminal proceedings in which he is convicted; or

(ii)	in defending civil proceedings brought by the Company or any of its Subsidiaries in which judgment is given against him; or

(iii)	in connection with an application for relief which is refused,

and any monies paid by the Company in respect of the indemnity in this clause 3 shall fall to be repaid not later than:

(iv)	in the event of the Director being convicted in the proceedings, the date when the conviction becomes final; or

(v)	in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(vi)	in the event of the Court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

4.    The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for the benefit of the Director for so long as any Claims may lawfully be brought against the Director. Notwithstanding anything to the contrary in this Deed, the Company shall not indemnify the Director to the extent the Director is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to the Director and the Director is subsequently reimbursed from the proceeds of insurance, the Director shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

5.    The Company shall only be liable to indemnify the Director in accordance with this Deed if the Director gives written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving full details and providing copies of all relevant correspondence, keeps the Company fully informed of the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request, and takes all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

6.    If a company ceases to be a Group Company after the date of this Deed, the Company shall only be liable to indemnify the Director in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a Group Company.

7.    Notwithstanding any other term of this Deed, the terms of this Deed shall have effect to the fullest extent permitted by Irish law, but shall not extent to any matter which would render them void pursuant to Irish law (including, without limitation, the provisions of section 235 of the Act), provided however, that, to the extent Irish law changes after the date of this Deed so that the Company may, under such law, at the applicable time, indemnify the Director to an extent greater than provided under current Irish law, this Deed should have effect to the fullest extent permitted by Irish law at the applicable time.

8.    The Director of any company which becomes a Group Company after the date of this Deed shall be indemnified only in respect of liabilities arising after the date on which that company became a Group Company.

9.    In addition to all other obligations hereunder and without limiting any rights of the Director hereunder, but subject to paragraph 7, the Company expressly agrees to, and hereby assumes, all indemnification, advancement of expenses and / or all other obligations of Aon plc, a company incorporated under the laws of England and Wales and the former parent of the

Group, (Aon UK) to the Director in existence immediately prior to the effectiveness of the Re-domiciliation, pursuant to, and upon the terms of, the provisions set forth in any then-existing indemnification deed to which Aon UK is bound and in the articles of association and organizational regulations of Aon UK as then in effect and applicable without regard to the effectiveness of the Re-domiciliation.

10.    This Deed shall become effective and shall be deemed delivered from the date of the appointment of the Director as a director of the Company and shall remain in force until such time as any relevant limitation periods for bringing Claims against the Director have expired, or for so long as the Director remains liable for any Losses.

11.    The Company can amend the terms of this Deed on one month’s notice to the Director. No such amendment shall affect the rights of any Director in respect of any Claims and Losses arising out of any act or omission of that Director before any such amendment is made.

12.    If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Director to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Director to, any such indemnification, and the Company shall instead indemnify the Director against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

13.    This Deed may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Deed. This Deed shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the parties which have executed and delivered a counterpart.

14.    This Deed contains the whole agreement between the parties hereto relating to the transactions provided for in this Deed and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties acknowledges that in agreeing to enter into this Deed it has not relied on any representations or warranties except those contained in this Deed.

15.    Any notice or other communication to any party hereto given under or in connection with this Deed shall be in writing and shall (at the option of the party giving the notice) be:

(a)	delivered by hand;

(b)	sent by prepaid post (via airmail in the case of notice to a different jurisdiction); or

(c)	sent by email

to the address or email address set out below, or to such other address or email address as is from time to time notified to the other party in compliance with the provisions of this clause 15.

The Company:

Address: Aon plc, 200 East Randolph Street, Chicago, Illinois 60601, USA

Email Address: darren.zeidel@aon.com

for the urgent attention of Darren Zeidel (Company Secretary).

The Director:

Address: [•]

Email Address:     [•]

16.    Any notice or communication referred to in clause 15 shall be deemed to have been served:

(a)	if delivered by hand, on delivery;

(b)	if sent by prepaid post, 48 (forty-eight) hours after posting; and

(c)	if sent by email, at the time of sending the email (provided that no report of transmission or other message transfer failure is received by the party sending the email),

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 am to 5 pm Irish time on a business day), such notice or other communication shall be deemed to be given or made at the start of working hours on the next succeeding business day.

17.    This Deed shall be governed by, and interpreted in accordance with, the laws of Ireland and each of the Company and the Director hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the High Court of Ireland.

[Signature page(s) follow]

IN WITNESS whereof this Deed has been executed the day and year first above written.

PRESENT when the COMMON SEAL of AON PLC was affixed hereto:

Director

Director / Secretary

SIGNED AND DELIVERED as a deed by [name] in the presence of:

Witness- Signature:

Name:

Address: